EXHIBIT 5.1

GOLDFARB, LEVY, ERAN, MEIRI & CO.
Europe-Israel Tower
2 Weizmann Street
Tel Aviv 64239, Israel

February 5, 2007

Cellcom Israel Ltd.
10 Hagavish Street
Netanya, Israel 42140
Israel

Re: Registration Statement on Form F-1

Dear Ladies and Gentlemen:

     We refer to the Registration Statement on Form F-1 to which this opinion is attached as an exhibit (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 462(b) under the Act, by Cellcom Israel Ltd., an Israeli corporation (the "Company"), relating to the sale by certain shareholders of the Company of 1,178,750 ordinary shares, par value NIS 0.01 per share, of the Company (the “Shares”).

     In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

     We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters” and “Enforceability of Civil Liabilities”. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb, Levy, Eran, Meiri & Co.
Goldfarb, Levy, Eran, Meiri & Co.